Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2016 FIRST QUARTER RESULTS

•	Reports First Quarter Loss per Share of $(0.05), Including Charges of $0.03 per Share

•	Declares Quarterly Cash Dividend of $0.125 per Share

EL SEGUNDO, Calif., May 3, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2016 first quarter ended April 3, 2016.

For the fiscal 2016 first quarter, net sales were $234.5 million, compared to net sales of $243.6 million for the first quarter of fiscal 2015. Same store sales decreased 1.9% for the first quarter of fiscal 2016 versus the comparable 13-week period in the prior year. As anticipated, net sales comparisons to the prior year were negatively impacted by the calendar shift from a 53-week fiscal year in 2015 that caused fiscal 2016 to begin one week later than fiscal 2015, as well as by the calendar shift of the Easter holiday, during which the Company’s stores are closed, from the second quarter in fiscal 2015 to the first quarter in fiscal 2016. These calendar shifts negatively impacted net sales comparisons to the first quarter of fiscal 2015 by approximately $3.9 million. Same store sales comparisons were not materially impacted by these calendar shifts because same store sales comparisons are made on a comparable week basis.

Gross profit for the fiscal 2016 first quarter was $71.0 million, compared to $76.7 million in the first quarter of the prior year. The Company’s gross profit margin was 30.3% in the fiscal 2016 first quarter versus 31.5% in the first quarter of the prior year, reflecting a decrease in merchandise margins of 86 basis points.

Selling and administrative expense as a percentage of net sales was 30.4% in the fiscal 2016 first quarter versus 29.8% in the first quarter of the prior year. Overall selling and administrative expense for the quarter decreased $1.3 million from the prior year primarily due to legal settlement and proxy contest costs in 2015.

Net loss for the first quarter of fiscal 2016 was $1.1 million, or $(0.05) per share, including $0.03 per share for the write off of deferred tax assets related to share-based compensation, compared to net income for the first quarter of fiscal 2015 of $2.3 million, or $0.11 per diluted share, including $0.03 per diluted share for charges for a legal settlement and expenses associated with the Company’s proxy contest.

“After a very strong start to the first quarter as sales benefited from favorable winter weather in our markets, our winter product business decelerated when weather conditions turned warm and our non-winter product categories did not improve in the manner that we would have expected,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We believe that our soft sales during the period reflected a challenging retail environment as well as increased promotional activity in our markets in connection with the liquidation sales and promotional efforts associated with certain major competitors either commencing or preparing to commence bankruptcy proceedings. Despite these challenging conditions, we continued to manage our balance sheet effectively, as we reduced per-store inventories by 4.3% from the prior year.”

Mr. Miller continued, “Sales have remained soft for the start of the second quarter, as the increased promotional activity associated with the ongoing competitor liquidation sales has continued. Although our business likely will continue to be challenged in this respect over the near term, we intend to remain focused on sound expense control and inventory management so that we can maintain a healthy financial condition and be well positioned to benefit from the competitive rationalization that is occurring in our sector. We believe that as conditions in the sporting goods space normalize, our proven business model, which focuses on providing customers with the optimal mix of value, selection, service and convenience, will enable us to resume positive sales growth and create value for our shareholders.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.125 per share, which will be paid on June 15, 2016 to stockholders of record as of June 1, 2016.

Guidance

For the fiscal 2016 second quarter, the Company expects same store sales to be in the negative low single-digit to flat range and earnings to be in the range of $0.00 per share to $0.06 per share. The Company expects fiscal second quarter net sales comparisons to the prior year to benefit by approximately $7.0 million as a result of the calendar shift from a 53-week year in fiscal 2015, which will result in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2015 to the second quarter in fiscal 2016, as well as by the calendar shift of the Easter holiday, during which the Company’s stores are closed, from the second quarter in fiscal 2015 to the first quarter in fiscal 2016. This anticipated benefit is reflected in the Company’s earnings guidance for the fiscal 2016 second quarter, but it is not reflected in the Company’s same store sales guidance for the period because the Company reports same store sales on a comparable week basis. The Company’s earnings guidance for the second quarter also reflects a charge of approximately $0.01 per share for the write off of deferred tax assets related to share-based compensation.

Store Openings

During the first quarter of fiscal 2016, the Company closed four stores, one of which was part of a relocation, ending the quarter with 434 stores in operation. During the fiscal 2016 second quarter, the Company anticipates opening two new stores and closing one store. For the fiscal 2016 full year, the Company currently anticipates opening approximately five to eight new stores and closing approximately ten stores.

Conference Call Information

The Company will host a conference call and audio webcast today, May 3, 2016, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the first quarter of fiscal 2016. To access the conference call, participants in North America should dial (888) 430-8709 and international participants should dial (719) 325-2244. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 10, 2016 by calling (877) 870-5176 to access the playback; passcode is 4875151.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 434 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended April 3, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 3, 2016	January 3, 2016
ASSETS
Current assets:
Cash	$6,446	$7,119
Accounts receivable, net of allowances of $53 and $61, respectively	12,271	14,180
Merchandise inventories, net	286,431	299,446
Prepaid expenses	12,924	12,185

Total current assets	318,072	332,930

Property and equipment, net	80,765	82,036
Deferred income taxes (1)	20,839	23,402
Other assets, net of accumulated amortization of $1,288 and $1,244, respectively	2,304	2,228
Goodwill	4,433	4,433

Total assets	$426,413	$445,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,475	$89,961
Accrued expenses	58,649	69,524
Current portion of capital lease obligations	1,342	1,435

Total current liabilities	145,466	160,920

Deferred rent, less current portion	18,815	19,516
Capital lease obligations, less current portion	2,095	2,392
Long-term debt	56,569	54,846
Other long-term liabilities	8,721	8,524

Total liabilities	231,666	246,198

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,671,787 and 24,562,799 shares, respectively; outstanding 22,023,070 and 21,917,982 shares, respectively	247	246
Additional paid-in capital	112,046	112,236
Retained earnings	115,140	118,998
Less: Treasury stock, at cost; 2,648,717 and 2,644,817 shares, respectively	(32,686)	(32,649)

Total stockholders’ equity	194,747	198,831

Total liabilities and stockholders’ equity	$426,413	$445,029

(1)	In the first quarter of fiscal 2016, the Company elected to retrospectively early adopt ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as non-current in a classified balance sheet. Accordingly, deferred tax assets in the amount of $11.1 million, which were previously classified as current assets as of January 3, 2016, were reclassified to non-current deferred income tax assets to conform to current year presentation.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 3, 2016	March 29, 2015
Net sales	$234,528	$243,555
Cost of sales	163,563	166,871

Gross profit	70,965	76,684
Selling and administrative expense (1)	71,219	72,462

Operating (loss) income	(254)	4,222
Interest expense	452	403

(Loss) income before income taxes	(706)	3,819
Income taxes (2)	413	1,505

Net (loss) income (1) (2)	$(1,119)	$2,314

Earnings per share:
Basic	$(0.05)	$0.11

Diluted (1) (2)	$(0.05)	$0.11

Dividends per share	$0.125	$0.10

Weighted-average shares of common stock outstanding:
Basic	21,583	21,809

Diluted	21,583	21,999

(1)	In the first quarter of fiscal 2015, the Company recorded pre-tax charges of $0.4 million and $0.5 million related to a legal settlement and a publicly-disclosed proxy contest, respectively. These charges reduced net income by $0.6 million, or $0.03 per diluted share.
(2)	In the first quarter of fiscal 2016, the Company recorded a charge of $0.7 million to write-off deferred tax assets related to share-based compensation. This charge increased net loss by $0.03 per share.